Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

New America Acquisition I Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Other	Units, each consisting of one share of Class A common stock, and one-half of one redeemable warrant (each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share) (3)	457(a)	34,500,000	$10.00	$345,000,000	$0.0001531	$52,819.50
Fees to Be Paid	Equity	Class A common stock included as part of the units(4)	Other	34,500,000	—	—	—	—	(5)
	Equity	Warrants included as part of the units(4)	Other	17,250,000	—		—	—	(5)
	Equity	Common Stock underlying the Warrants included as part of the Units(4)	Other	17,250,000	$11.50	$198,375,000	$0.0001531	$30,371.21
	Total Offering Amounts					$543,375,000		$83,190.71
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$83,190.71

(1)	An additional indeterminate amount of securities are being registered hereby to be offered solely for certain market making transactions, by affiliates of the Registrant. Pursuant to Rule 457(q) under the Securities Act, no additional filing fee is required.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(3)	Includes up to 4,500,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(4)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.
(5)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.